Exhibit 99.1

Vision Hydrogen Acquires Advanced Renewable Fuels Development Project

JERSEY CITY, N.J., June 1, 2022 - Vision Hydrogen Corporation (OTCQB: VIHD) (the “Company”) announces that it has acquired a 100% interest in a 14 Ha port development project (the “Project”) for the storage and distribution of low carbon and renewable fuels, including hydrogen carriers such as ammonia, methanol and liquid organics, strategically located in Vlissingen (Flushing) at the mouth of the Westerschelde estuary in the Netherlands.

The Project is well positioned to be the first terminal in Europe with a core focus on the storage of low carbon and renewable fuels (including hydrogen carriers from which clean hydrogen may be produced) for European markets and off-takers providing carbon abatement.

About Evolution Terminals

Evolution Terminals BV (“EVO”) benefits from a long-lease agreement with North Sea Port for the exclusive use of 143,132m2 of sea-front industrial-zoned land in North Sea Port’s Vlissingen location. In development since Q4 2020, the Project is being designed to provide a liquid bulk storage terminal and jetty, giving ships access to purpose-built storage and handling facilities for low carbon and renewable fuels. The advanced pre-development, planning and engineering of the Project greatly advances its maturity and shortens the Company’s development timelines.

EVO is developing up to c. 600,000m3 (3.66 million bbl) of liquid bulk storage capacity, designed to be constructed in phases with a new deep-water jetty featuring a draught potential of up to 17m and capable of receiving seagoing vessels, barges and coasters. The terminal has access to truck and rail tanker loading and unloading infrastructure, for road and railway connections to the main transportation grids and is being designed to meet and exceed all required safety and environmental standards. Sustainable operational practices are central features to the Project, including the provision for shore power supplied from renewable energy sources.

EVO’s storage tanks will accommodate a wide range of bulk liquid products, while retaining the ability to pivot product inventories, future proofing changes in downstream markets. The extensive 14.3 Ha plot also provides future expansion potential, and the Company is developing synergistic relationships with existing industrial tenants within the Port for the provision of local storage capacity and product handling services, as well as international trading houses and other strategic energy industry participants that are focused on hydrogen and hydrogen-related products in support of Europe’s green energy transition.

The Project is in an advanced stage of permitting, with the Company targeting the award of all necessary construction permits by Q1 2023.

Transaction

The Company’s Swiss subsidiary VisionH2 Holdings AG has acquired EVO from First Finance Europe Ltd. for USD $3.5 million in cash and 1.5 million shares of common stock valued at a price of $5.00 per share. First Finance is controlled by the Company’s Chief Executive Officer. The transaction was considered and approved by a committee comprised of the independent directors of the Company.

About Vision Hydrogen

VisionH2 is a renewable energy company developing storage, handling and production facilities for the commercial, industrial and transportation sectors. VisionH2 is leveraging its proven track-record in site procurement and permitting, accelerating pre-development and integration of infrastructure to store and distribute low-carbon products and fuels including green hydrogen and hydrogen carriers. By establishing and negotiating long-life customer commitments the Company ensures reliable offtake relationships with industry participants seeking to utilize hydrogen and hydrogen carriers as fuel, feedstock, and as a grid balancing & capacitance solution. VisionH2 is committed to providing the lowest carbon solution with the highest yield storage, handling and production services for the European renewable economy and supply chain. VisionH2 is a portfolio company of First Finance, a private equity investment group with offices in Zurich, London and Vancouver www.firstfinance.com.

Vision Hydrogen Corporation/Investor Relations
95 Christopher Columbus Drive, 16th Floor
Jersey City, NJ 07302
551-298-3600 USA
www.visionh2.com

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “forecast”, “anticipate,” “believe,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.